Exhibit 99.1

Boxlight Secures $68.5 Million Credit Facility and Completes Acquisition of FrontRow

LAWRENCEVILLE, GA, January 5, 2022 -- Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technologies, today announced that it has entered into a $68.5 million credit agreement with WhiteHawk Finance, LLC (“WhiteHawk”), providing funding to refinance existing debt, complete the acquisition of FrontRow Calypso LLC (“FrontRow”) and allow for general working capital.

The WhiteHawk credit agreement provided an initial draw of $58.5 million and a delayed draw facility of $10 million, subject to a borrowing base determined on accounts receivable, inventory and intellectual property. The facility is secured by all assets of the company and bears interest at the LIBOR rate plus 10.75%, subject to adjustment.

Upon closing the WhiteHawk loan facility, Boxlight retired $17.2 million in indebtedness owed to Sallyport Commercial Finance, LLC and Lind Global Asset Management LLC. Boxlight also completed the $33.7 million remaining cash payment required for the purchase of FrontRow.

Based in Petaluma, California, FrontRow makes technology that improves communication in learning environments, including developing network-based solutions for intercom, paging, bells, mass notification, classroom sound, lesson sharing, AV control and management.

“We had a busy year-end retiring the Lind and Sallyport debts, welcoming WhiteHawk as our new lending partner and completing the acquisition of FrontRow,” commented Michael Pope, Chairman and CEO at Boxlight. “The addition of FrontRow expands our product portfolio with robust audio and campus communication solutions. For fiscal year 2022, we expect the FrontRow business unit to contribute approximately $30 million in sales, $15 million in gross profit and $7 million in EBITDA, adding to our commitment of dramatic market growth while improving gross profit and EBITDA margins.”

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) (“Boxlight”) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch® and Mimio®. The company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, supporting accessories and professional services. For more information about the Boxlight story, visit http://www.boxlight.com and https://www.clevertouch.com.

Forward Looking Statements

This press release may contain information about Boxlight's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives and competition in the industry. Boxlight encourages you to review other factors that may affect its future results in its filings with the SEC.

Media Relations

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sunshine.nance@boxlight.com

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